GraniteShares ETF Trust 485BPOS

Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GraniteShares ETF Trust:

We consent to the use of our report, dated August 25, 2017, with respect to the financial statements of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF and GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF, each a series of GraniteShares ETF Trust, as of June 30, 2017, incorporated herein by reference and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

New York, New York

October 24, 2017